Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No: 333-139514) of Particle Drilling Technologies, Inc. of our report dated December 14, 2005, except for Note 2 as to which the date is February 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies, Inc. as of September 30, 2005 and for the years ended September 30, 2005 and 2004, and the period from June 9, 2003 (date of inception) to September 30, 2005, which appear in Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
July 13, 2007